Exhibit 99.1

Press Release dated May 29, 2009

For Further Information, Contact:

Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 600	Phone: (303) 804-0494
Irvine, CA 92612	slewis@qsii.com

Phone: (949) 255-2600

Paul Holt, CFO, pholt@qsii.com

FOR IMMEDIATE RELEASE

MAY 29, 2009

QUALITY SYSTEMS REPORTS FOURTH QUARTER AND

FISCAL YEAR-END RESULTS

IRVINE, Calif. — May 29, 2009-- Quality Systems, Inc. (NASDAQ:QSII - news) today announced the results of operations for its fiscal 2009 fourth quarter and fiscal year ended March 31, 2009. The Company posted record net revenues of $65.8 million in the fourth quarter, an increase of 29% from the $51.2 million generated during the same quarter of the prior year. The Company reported net income of $11.4 million, up slightly when compared to net income of $11.3 million earned in the comparable quarter of the prior year. Fully diluted earnings per share was $0.40 in the quarter, a decrease of 2% over the fully diluted $0.41 per share earnings recorded in the same quarter last year.

The Company’s results were impacted by the delays in purchasing decisions related to uncertainty surrounding the American Recovery and Reinvestment Act of 2009, which was signed into law in February 2009.

For the quarter, the Company’s NextGen Healthcare Information Systems division posted record revenue of $62.1 million, up 31% over the same quarter of the prior year and record operating income of $21.7 million, up 13% over the same quarter of the prior year.

Revenue for the fiscal year ended March 31, 2009 was $245.5 million, an increase of 32% over fiscal year 2008 revenue of $186.5 million. Net income for fiscal year 2009 was $46.1 million, an increase of 15% over fiscal 2008’s net income of $40.1 million. Fully diluted earnings per share increased to $1.62 in fiscal year 2009 from $1.44 earned during fiscal year 2008, an increase of 13%.

Quality Systems, Inc. will hold a conference call to discuss fourth quarter and fiscal year end financial results on May 29, 2009 at 9:00 am ET (6:00 a.m. PT). All participants should dial 1-877-941-8610 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9819. To hear a live web simulcast or to listen to the archived web cast following completion of the call, please visit the company web site at www.qsii.com, click on the "Investor Relations" tab, then select "Conference Calls," to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 and enter reservation identification number 4085340. The replay will be available from approximately 12:00 PM ET on Friday, May 29, 2009, through 11:59 PM ET on Friday, June 5, 2009.

A transcript of the conference call will be made available on the QSII website (www.qsii.com).

Date and Location of 2009 Annual Shareholders’ Meeting

The Annual Shareholders’ Meeting will be held on August 13, 2009 at 1:00 P.M. Pacific Time at The Center Club, 650 Town Center Drive in Costa Mesa, Calif. Holders of record as of June 22, 2009 are eligible to vote and attend. A proxy statement with more information regarding these matters will be sent to shareholders with a 2009 Annual Report and will also be available for viewing through the investor relations section of Quality Systems’ website at www.qsii.com.

About Quality Systems, Inc.

Irvine, Calif.-based Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records and revenue cycle management applications as well as connectivity products and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties. Moreover, these forward-looking statements are subject to a number of risks and uncertainties, some of which are outlined below. As a result, actual results may vary materially from those anticipated by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; uncertainties concerning threatened, pending and new litigation against the Company including related professional services fees; uncertainties concerning the amount and timing of professional fees incurred by the Company generally; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; general economic conditions; and the risk factors detailed from time to time in Quality Systems' periodic reports and registration statements filed with the Securities and Exchange Commission. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of the fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

[financial highlights follow]

QUALITY SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Revenues:
Software, hardware and supplies	$20,384	$20,519	$85,386	$76,363
Implementation and training services	3,629	3,861	13,375	13,406

System sales	24,013	24,380	98,761	89,769

Maintenance	19,340	15,593	72,862	56,455
Electronic data interchange services	7,859	6,281	29,522	22,450
Revenue cycle management and related services	8,112	259	21,431	871
Other services	6,507	4,719	22,939	16,955
Maintenance, EDI and other services	41,818	26,852	146,754	96,731
Total revenue	65,831	51,232	245,515	186,500

Cost of revenue:
Software, hardware and supplies	3,273	2,938	13,184	10,887
Implementation and training services	2,502	2,871	10,286	10,341

Total cost of system sales	5,775	5,809	23,470	21,228

Maintenance	3,004	3,155	11,859	12,446
Electronic data interchange services .	5,686	4,363	21,374	15,776
Revenue cycle management and related services	5,762	156	14,674	558
Other services	5,114	3,553	17,513	12,493
Total cost of maintenance and other services	19,566	11,227	65,420	41,273
Total cost of revenue	25,341	17,036	88,890	62,501
Gross profit	40,490	34,196	156,625	123,999

Operating expenses:
Selling, general and administrative	18,309	14,146	70,445	53,260
Research and development costs	3,692	2,988	13,777	11,350
Total operating expenses	22,001	17,134	84,222	64,610
Income from operations	18,489	17,062	72,403	59,389

Interest income	161	567	1,203	2,661
Other income (expense)	(279)	—	(279)	953
Income before provision for income taxes	18,371	17,629	73,327	63,003
Provision for income taxes	7,015	6,377	27,208	22,925
Net income	$11,356	$11,252	$46,119	$40,078

Net income per share:
Basic	$0.40	$0.41	$1.65	$1.47
Diluted	$0.40	$0.41	$1.62	$1.44

Weighted average shares outstanding:
Basic	28,393	27,408	28,031	27,298
Diluted	28,526	27,712	28,396	27,770
Dividends declared per common share	$0.30	$0.25	$1.15	$1.00

QUALITY SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	March 31, 2009	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$70,180	$59,046
Restricted cash	1,303	—
Marketable securities	—	2,500
Accounts receivable, net	90,070	76,585
Inventories, net	1,125	1,024
Income tax receivable	5,605	—
Net current deferred tax assets	3,994	6,397
Other current assets	6,312	4,596

Total current assets	178,589	150,148

Marketable securities	7,395	20,124
Equipment and improvements, net	6,756	4,773
Capitalized software costs, net	9,552	8,852
Intangibles, net	8,403	—
Goodwill	28,731	1,840
Other assets	2,675	2,171

Total assets	$242,101	$187,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,097	$4,685
Deferred revenue	47,584	44,389
Accrued compensation and related benefits	9,511	8,346
Income taxes payable	—	1,541
Dividends payable	8,529	6,861
Other current liabilities	8,888	4,394

Total current liabilities	79,609	70,216

Deferred revenue, net of current	521	506
Net deferred tax liabilities	4,566	1,575
Deferred compensation	1,838	1,906

Total liabilities	86,534	74,203
Commitments and contingencies

Shareholders' equity:
Common stock
$0.01 par value; authorized 50,000 shares; issued and outstanding 28,447 and 27,448 shares at March 31, 2009 and March 31, 2008, respectively	284	274
Additional paid-in capital	103,524	75,556
Retained earnings	51,759	38,071
Accumulated other comprehensive loss, net of tax	—	(196)

Total shareholders’ equity	155,567	113,705

Total liabilities and shareholders’ equity	$242,101	$187,908